Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Friday, August 7, 2009 at 10:00 a.m. ET
Webcast / Replay URL:	www.earnings.com or http://www.ballantyne-strong.com/IREvents.aspx
The replay will be available on the Internet for 90 days.
Dial-in number:	800-734-8507 (no pass code required)

Ballantyne Q2 Net Revenues Rise 44% to $19.6 Million

and EPS Rises to $0.07 From Year-Ago Loss of ($0.01)

OMAHA, Nebraska (August 7, 2009) Ballantyne Strong, Inc. (NYSE Amex: BTN), formally known as Ballantyne of Omaha, Inc., a provider of motion picture projection, digital cinema and cinema screen equipment and cinema services, today reported improved financial results for the second quarter (Q2) ended June 30, 2009.

Q2 2009 net revenues rose 44% to $19.6 million from net revenues of $13.6 million in Q2 2008.  Net income increased to $0.9 million, or $0.07 per diluted share, in Q2 2009 compared to a net loss of $0.1 million, or ($0.01) per diluted share, a year-ago.

Digital projection equipment sales increased to $10.0 million in Q2 2009 compared to $2.6 million a year ago, reflecting global demand for systems used to deliver a 3-D cinema experience.  In addition, sales of cinema screens rose to $3.1 million versus $1.1 million in Q2 2008, largely reflecting continued strong demand for specialty “silver” screens used for 3-D digital cinema.  A year-over-year increase in cinema service revenues also contributed to the improved sales results.

Q2 2009 gross profit increased to $4.3 million, or 21.7% of net revenues, compared to Q2 2008’s gross profit of $2.0 million, or 15.0% of net revenues.  The increase in gross profit reflected higher cinema screen and digital projection sales as well as a margin improvement in the Company’s cinema service business.

SG&A in Q2 2009 increased to $2.6 million compared to $2.4 million in the year ago period yet declined as a percentage of revenue to 13.5% in Q2 2009 from 17.4% in Q2 2008.  The decline as a percentage of revenues resulted from the impact of higher sales volume on fixed expenses.  The increase in expenses primarily reflects higher insurance costs due to increased business volume, higher non-cash stock compensation expense and expenses related to the Company’s office in Beijing, China which was not open a year-ago.

Six Month Results

For the six-month period ended June 30, 2009, net revenues rose 32% to $36.7 million compared to $27.8 million a year ago.  Gross profit in the first half of 2009 was $7.6 million, or

20.8% of net revenues, compared to first half 2008 gross profit of $4.4 million, or 15.7% of net revenues.  Net income for the first six months of 2009 was $1.5 million, or $0.10 per diluted share, compared to a net loss of $0.4 million, or $(0.03) per diluted share, in the first half of 2008.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Following our improved performance last quarter, Ballantyne again delivered additional growth in revenue and net income.  Our results so far in 2009 reflect growing industry demand for digital cinema projection products and services, particularly as exhibitors seek to capitalize on the growing availability of, and consumer demand for, 3-D content.  The strength of our digital projection equipment sales in the quarter reflect the sale of 100 digital projectors to China Film Group, coupled with active demand from a number of independent chains in the US as well as increased sales in Latin America.  In addition, our Strong/MDI screen business delivered substantial growth in the period, reflecting ongoing 3-D related demand.

“We are confident that the industry’s transition to digital projection equipment will continue throughout 2009.  We believe Ballantyne is well positioned to participate in this global trend given our wide array of high quality products and our reputation for the best in customer service.  We are also excited about the substantial services opportunity as digital cinema deployments continue to ramp up.  Our services group has one of the largest and best trained teams of digital projection technicians in North America, putting us in a leadership position to support large and small customers with their installation, service and maintenance needs.”

Balance Sheet Update:

As previously reported, during Q2 2009 Ballantyne redeemed all of its remaining outstanding AAA-rated Auction Rate Securities (ARS) at par value, yielding total cash proceeds of approximately $9.4 million. Reflecting these proceeds, coupled with $0.6 million of ARS redemptions at par value from other means, Ballantyne’s cash and cash equivalents rose to $21.2 million from $11.4 million at the end of fiscal year 2008.

About Ballantyne Strong, Inc.

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-strong.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Net revenues	$19,602,707	$13,643,104	$36,746,160	$27,840,276
Cost of revenues	15,350,114	11,593,249	29,114,497	23,480,540
Gross profit	4,252,593	2,049,855	7,631,663	4,359,736

Selling & administrative Expenses:
Selling	767,791	742,718	1,436,190	1,530,520
General & administrative	1,875,652	1,634,972	3,952,312	3,660,268
Total SG&A expense	2,643,443	2,377,690	5,388,502	5,190,788
Gain on sale of assets	—	258,170	—	258,170
Loss on disposal of assets	(1,943)	—	(1,943)	(1,285)
Income (loss) from operations	1,607,207	(69,665)	2,241,218	(574,167)

Interest income	29,404	129,350	70,534	275,536
Interest expense	(9,328)	(9,163)	(17,441)	(17,698)
Equity in loss of Joint Venture	(233,625)	(184,909)	(418,137)	(297,900)
Other income (expense) net	(68,333)	19,882	112,904	46,674
Income (loss) before income	1,325,325	(114,505)	1,989,078	(567,555)
Income tax (expense) benefit	(391,404)	5,576	(513,438)	193,038
Net income (loss)	$933,921	$(120,081)	$1,475,640	$(374,517)

Earnings (loss) per share
Basic	$0.07	$(0.01)	$0.11	$(0.03)
Diluted	$0.07	$(0.01)	$0.10	$(0.03)

Weighted average shares
Basic	13,995,286	13,890,882	13,991,766	13,874,661
Diluted	14,138,239	13,890,882	14,127,450	13,874,661

-tables follow-

Selected Balance Sheet Items:

	June 30, 2009	December 31, 2008
	(unaudited)
Cash and cash equivalents	$21,168,964	$11,424,984
Restricted cash	702,158	701,498
Accounts receivable and unbilled revenue, net	13,585,393	7,038,258
Inventories, net	8,950,484	9,476,687
Long-term investments in securities, net	—	8,883,420
Total current liabilities	15,739,812	10,960,830
Total stockholders’ equity	$41,354,455	$38,834,639

Selected Cash Flow Statement Items (unaudited):

	Six Months Ended June 30,
	2009	2008

Net income (loss)	$1,475,640	$(374,517)
Depreciation and amortization	923,206	1,265,601
Equity in loss in Digital Link II Joint Venture	418,137	297,900
Net cash provided by (used in) operating activities	73,328	(439,845)
Capital expenditures	(457,146)	(492,115)
Proceeds from redemptions of investment securities	10,025,000	1,225,000
Net cash provided by investing activities	9,576,617	936,880
Net increase in cash & cash equivalents	9,743,980	643,728
Cash & cash equivalents at beginning of period	11,424,984	4,220,355
Cash & cash equivalents at end of period	$21,168,964	$4,864,083

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

# # #